Exhibit 10.6

ALBEMARLE CORPORATION

SEVERANCE PAY PLAN

Effective as of December 13, 2006

*	This document also services as the Summary Plan Description.

TABLE OF CONTENTS

I.	Purpose	1

II.	Eligibility	1

III.	Conditions Governing Payment	1

IV.	Benefits	2

V.	Confidentiality	3

VI.	Plan Continuance	3

VII.	Miscellaneous	3

VIII.	Claim Appeal Procedures	3

IX.	Rights Under ERISA	4

X.	General Information	5

ALBEMARLE CORPORATION

SEVERANCE PAY PLAN

I.	Purpose

The purpose of The Albemarle Corporation Severance Pay Plan (“Plan”) is to provide a period of continued income to certain employees who are terminated by certain actions of Albemarle Corporation (the “Corporation”) for no fault of the employee.

II.	Eligibility

Only those employees who are located in the United States, including those on expat assignments outside the United States, and are grade 18 or above are eligible for inclusion under this Plan. The Chief Executive Officer of Albemarle shall nominate employees for inclusion under this Plan and the Executive Compensation Committee of the Board of Directors of Albemarle shall have the authority to designate which of those employees may participate in this Plan and such designation shall be on file with the Administrator of this Plan. Following a Change in Control, any employee designated for inclusion under this Plan may not be removed from this Plan.

Those employees who have Severance Compensation Agreements providing for certain benefits following a Change in Control shall be eligible for participation in this Plan but are eligible for benefits only under the conditions of Section III.A. below.

III.	Conditions Governing Payment

A.	Severance payments will be paid by the Corporation to an eligible employee whose employment is permanently terminated by action of the Corporation without cause before a Change in Control by reason of (i) the elimination of the employee’s position, or (ii) a change to the organizational structure of the Corporation which results in a redesign of work processes and individual responsibilities affecting two (2) or more individuals.

The “elimination of the employee’s position” means that the responsibilities of the employee have been eliminated or reduced to the point that the remaining responsibilities no longer constitute a complete work assignment and any remaining duties are reassigned to a number of other positions, resulting in a net reduction of required positions.

B.	Severance payments will be paid by the Corporation to an eligible employee whose employment is terminated by the Corporation without cause following a Change in Control.

For purposes of this paragraph B: (i) termination for “cause” shall mean termination of employment for willfully engaging in conduct demonstrably and materially injurious to the Corporation, monetarily or otherwise. No act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation; and

(ii) severance payments will NOT be paid to an employee:

1)	eligible at the time of termination of employment for total and permanent disability benefits;

2)	terminating employment voluntarily; or

3)	on a leave of absence, whether approved or unapproved.

C.	As a condition of receiving Severance Pay, an employee must execute and deliver to the Corporation a release, in the form approved by the Plan Administrator, of any and all claims the employee may have against the Corporation.

IV.	Benefits

A.	Unless otherwise expressly provided in an employment agreement between the Corporation and an employee:

(a) Severance Pay for an eligible employee terminated pursuant to Section III.A above shall be equal to the sum of (i) one year of the employee’s base pay in effect at the time of termination of employment, and (ii) the target cash bonus for the employee for the year in which the employee is terminated.

(b) Severance Pay for an eligible employee terminated pursuant to Section III.B above shall be equal to the sum of (i) the greater of the employee’s base salary prior to the date of termination and the employee’s base salary immediately prior to the Change in Control, and (ii) the greater of the amount of the employee’s actual cash bonus for the year preceding the date on which the Change in Control occurs and the employee’s target bonus for the year in which the Change in Control occurs.

Payments of Severance Pay shall be made by the Corporation in a lump sum within thirty (30) days after termination of employment.

In case of death, any unpaid allowance will be paid out in the following order: to the surviving spouse, surviving children or the estate.

B.	An eligible employee shall also receive outplacement assistance for a period of one (1) year following a termination of employment by a firm selected by the Plan Administrator.

C.

The benefit payable to any employee under this Plan shall be reduced, but not below zero, by the amount of any payment or the value of any benefit received or to be received (unless the right to receive such benefit is effectively waived) by such employee contingent upon a Change in Control (whether payable pursuant to this Plan, any other program, plan, agreement or arrangement with the Corporation) when, in the opinion of Kelley Drye & Warren LLP, such payment or benefit, when considered in conjunction with benefits under this Plan, would otherwise result in the payments or benefits to such employee constituting an “excess parachute payment” as defined in Internal Revenue Code Section 280G(b). The amount of such reduction shall be the minimum necessary, in the opinion of Kelley Drye & Warren LLP, to allow all such payments or benefits, including benefits under this program, to be properly deductible by the Corporation without restriction pursuant to Code Section 280G.

V.	Confidentiality

The provisions of the Patent and Confidentiality Agreement previously signed by a Participant in this Plan shall continue to apply following a termination of employment.

VI.	Plan Continuance

The Corporation expects to continue this Plan indefinitely, but reserves the right to amend or end it at any time prior to a Change in Control. After a Change in Control, no amendment or termination shall be effective with respect to any employee unless such employee consents in writing thereto.

For purposes of this Plan, the term “Change in Control” shall have the same meaning as set forth in the Albemarle Corporation 2003 Incentive Plan, or any successor plan.

This Plan shall expire two (2) years after the date of a Change in Control.

VII.	Miscellaneous

A.	The Vice President-Human Resources of the Corporation, or his designee, shall administer this Plan. The Vice President-Human Resources, or his designee, may adopt such rules as such person may deem necessary for the proper administration of this Plan.

B.	Except to the extent required by law, no assignment of the rights and interests of a participant or survivor under this Plan will be permitted nor shall such rights be subject to attachment or other legal processes for debts of the participant or the participant’s survivor. At all times the participant’s or survivor’s relationship to this Plan is that of an unsecured general creditor.

C.	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia (without regard to the choice of laws provisions thereof).

VIII.	Claim Appeal Procedures

If any claim is denied in whole or in part, the employee or beneficiary will receive written notification within 90 days, including the reasons for the denial, reference to the specific Plan provisions on which the denial was based, information about additional material needed to pursue the claim and an explanation of the claim appeal procedure. Within 90 days, the employee or beneficiary may submit a written request for reconsideration of the claim to:

Vice President, Human Resources

Albemarle Corporation

330 South Fourth Street

Richmond, VA 23219

The Plan Administrator will make its decision on the appeal within sixty (60) days after the receipt of the appeal (unless special circumstances require an extension of time up to one hundred twenty (120) days and will give a written notice of its decision which specifies the reasons for its decision. The Plan Administrator will decide whether a hearing will be held on the claim and will notify the employee or beneficiary at least 14 days before the hearing, if one is to be held.

IX.	Rights Under ERISA

A participant in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other locations, such as worksites, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Receive a complete list of the Employers maintaining the Plan, and receive from the Plan Administrator information as to whether a particular Employer maintains the Plan and also the Employer’s address. This will be provided upon written request by the participant or beneficiary to the Plan Administrator.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Employer, or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a benefit or exercising the employee’s rights under ERISA. If a claim for a benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial. The employee has the right to have the Plan review and reconsider the employee’s claim.

Under ERISA, there are steps the employee can take to enforce the above rights. For instance, if the employee request materials from the Plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the employee have a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting the employee’s rights, the employee may seek assistance from the U.S. Department of Labor, or the employee may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person the employee has sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous. If an employee have questions about the Plan, the employee should contact the Plan Administrator. If the employee has any questions about this statement or about the employee’s rights under ERISA, the employee should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

X.	General Information

Plan Name:	Albemarle Corporation

Type of Plan:	Severance Pay Plan - Welfare Plan

Name of Plan Sponsor:	Albemarle Corporation
330 South Fourth Street
Richmond, VA 23219

Employer I.D. Number:	54-1692118

Plan Number:	521

Plan Administrator:	Albemarle Corporation
330 South Fourth Street
Richmond, VA 23219

Plan Agent for Service of Legal Process:	Albemarle Corporation
330 South Fourth Street
Richmond, VA 23219

Plan Year:	The twelve (12) month period ending December 31st.

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